Exhibit 99.1
For Immediate Release

Digital Ally, Inc. and L-3 Communications Mobile-Vision, Inc. Resolve Patent Litigation

OVERLAND PARK, Kan., Oct. 9 /PRNewswire-FirstCall/ -- Digital Ally, Inc. (Nasdaq: DGLY - News), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced that L-3 Communications Mobile-Vision, Inc. ("Mobile-Vision") and Digital Ally, Inc. ("Digital Ally") have resolved all litigation pertaining to Mobile-Vision's allegations that Digital Ally's current DVM-500 products infringe Mobile-Vision's United States Patent No. 7,119,832. Based on technical disclosures and representations provided by Digital Ally to Mobile-Vision, the parties have agreed that the current DVM-500 products do not infringe Mobile-Vision's '832 patent and that no damages are payable based on those technical disclosures and representations. Each party has agreed to bear its own costs and attorney's fees. The terms of the resolution are otherwise confidential.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications. The Company's primary focus is Digital Video Imaging and Storage. For additional information, visit http://www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol "DGLY".

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or
via email at info@rjfalkner.com